EXHIBIT 99

FOR IMMEDIATE RELEASE

            STIFEL FINANCIAL CORP. DECLARES DIVIDEND
            DISTRIBUTION OF PREFERRED STOCK PURCHASE RIGHTS

      ST. LOUIS, MISSOURI, JULY 30, 1996 - On July 23, 1996, the Board of Directors of Stifel Financial Corp. (NYSE: SF) approved the redemption of certain rights under an existing Shareholder Rights Plan and the adoption of a new Shareholder Rights Plan designed to discourage takeovers that involve abusive tactics or do not provide fair value to shareholders. The plan is similar to the plan first adopted by Stifel Financial in 1987, and thus continues in effect the protection provided by that plan. Similar plans have been adopted by many other publicly traded companies. Stifel Financial is not aware of any effort to acquire control of the Company.

      In connection with the adoption of the new Rights Plan, Rights issued under an existing Plan adopted in 1987 will be redeemed, also effective August 12, 1996. In lieu of the regular quarterly dividend of $.03 per share, shareholders of record on August 12, 1996, will receive a payment of $.05 per share, representing the redemption price for the Rights under the existing Plan..

      George H. Walker III, Chairman of the Board, stated, "The Board of Directors determined that adopting the new Shareholder Rights Plan is an effective and reasonable method to safeguard the interests of our shareholders. We are particularly concerned that the future benefits of current programs could be denied to shareholders by an opportunistic, undervalued acquisition of the Company. The plan is designed to assure that shareholders are not deprived of their rights to share in the full measure of the Company's long-term potential, while not preventing a fully valued bid for the Company."

      The Shareholder Rights Plan provides for a dividend distribution of one Preferred Stock Purchase Right for each outstanding share of Stifel Financial common stock. The dividend distribution will be made to shareholders of record on August 12, 1996. Each shareholder is automatically entitled to the Rights and no physical distribution of new certificates will be made at this time. The Rights distribution is not taxable to shareholders.

      The Rights will be exercisable only if a person or group acquires 15% or more of Stifel Financial's common stock or announces a tender offer which would result in ownership of 15% or more of the common stock. The Rights entitle the holder to purchase one one-hundredth of a share of Series A Junior

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Participating  Preferred  Stock at an exercise  price of $35, and will expire on
August 12, 2006.

      Following the acquisition of 15% or more of Stifel Financial's common stock by a person or group, the holders of the Rights (other than the acquiring person) will be entitled to purchase shares of common stock at one-half the then current market price, and, in the event of a subsequent merger or other acquisition of the Company, to buy shares of common stock of the acquiring entity at one-half of the market price of those shares.

      Stifel Financial will be able to redeem the Rights for $0.01 per Right at any time prior to ten days after a person or group acquires 15% or more of the Company's shares.

      A letter outlining the Shareholder Rights Plan in more detail is being sent to the Company's stockholders.

      The common stock of Stifel Financial, Inc. is traded on the New York Stock Exchange and the Chicago Stock Exchange under the symbol "SF".

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         STIFEL FINANCIAL CORP. REDEEMS ITS EXISTING SHAREHOLDER RIGHTS
            PLAN FOR $0.05 PER SHARE IN LIEU OF ITS REGULAR QUARTERLY
                        CASH DIVIDEND OF $0.03 PER SHARE

   ST. LOUIS, JULY 30, 1996 - On July 23, 1996, the Board of Directors of Stifel Financial Corp. approved the redemption of certain rights under an existing Shareholder Rights Plan and the adoption of a new Shareholder Rights Plan. Effective August 12, 1996, shareholders of record on that date will receive a payment of $0.05 per share, representing the redemption price for the existing Rights. This payment will be in lieu of the regular quarterly dividend of $0.03 per share. Payable date is August 22, 1996.

   Stifel Financial Corp. is a financial services holding company whose subsidiaries are engaged in general securities brokerage, investment banking, and money management. It has office in 14 states primarily in the midwest.

   Stifel Financial's common stock is listed on the New York Stock Exchange under the symbol "SF".

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